Exhibit 10.6

VACANCY, GARAGE REPAIRS AND REAL ESTATE TAX ESCROW AGREEMENT

THIS VACANCY, GARAGE REPAIRS AND REAL ESTATE TAX ESCROW AGREEMENT ("Escrow Agreement") is made as of this 21st day of February, 2014 by SPC PARK AVENUE LIMITED PARTNERSHIP, a Delaware limited partnership, and SPC CONDO LIMITED PARTNERSHIP, a Delaware limited partnership (collectively, “Seller”), and IREIT LITTLE ROCK PARK AVENUE, L.L.C., a Delaware limited liability company (“Purchaser”) and CHICAGO TITLE INSURANCE COMPANY (hereinafter referred to as "Escrow Agent").

RECITALS:

A. Seller and Inland Real Estate Acquisitions, Inc. previously entered into that certain agreement dated as of November 8, 2013 (as amended, the "Agreement"), with respect to that certain real property known as a portion of Park Avenue Shopping Center located in Little Rock, Arkansas (the “Property”), as legally described in the Agreement. A copy of the Agreement has been delivered to Escrow Agent and is incorporated by reference herein. Inland Real Estate Acquisitions, Inc. subsequently assigned its interest in the Agreement to Purchaser by Assignment of Contract effective February 21, 2014.

B. Pursuant to the terms of the Agreement, Seller has agreed to deposit with Escrow Agent the sum of $403,190.60 (the “Escrow Deposit”) with respect to (i) Seller’s obligation to perform, at Seller’s cost, repairs to the parking garage on the Property, (ii) Seller’s obligation to pay real estate taxes for the Property for calendar year 2013 and for the portion of calendar year 2014 that Seller owns the Property (January 1, 2014 – the date prior to the date hereof), and (iii) Seller’s obligation to pay for certain lease commissions and tenant improvement expenses for certain tenant space not leased or fully occupied as of the date hereof all as described by this Escrow Agreement.

C. Escrow Agent is willing to accept the Escrow Deposit and hold and disburse same in accordance with the terms and conditions set forth below.

NOW, THEREFORE, for and in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Deposit. Seller hereby deposits with Escrow Agent, and Escrow Agent hereby acknowledges receipt of the sum of $403,190.60 as the total Escrow Deposit. Escrow Agent hereby agrees to deposit the Escrow Deposit into an interest bearing account with a bank, money market account, or other depository reasonably satisfactory to Inland, Seller and Escrow Agent with interest accruing for the benefit of Seller. The federal taxpayer identification of Seller (SPC Park Avenue) is as follows: 56-2676780.

2. Disbursements. Escrow Agent shall retain the Escrow Deposit in the account, and shall cause the same to be disbursed therefrom as follows:

(a) Tenant Improvement Deposit. That portion of the Escrow Deposit identified as the sum of $49,560.00 is hereby referred to as the “Tenant Improvement Deposit.” The Tenant Improvement Deposit is attributable to the certain 3,304 square feet of tenant space in the Property which is not currently occupied by a tenant (the “Earnout Space”) as shown on Exhibit A.

The portion of the Tenant Improvement Deposit attributable to an individual Earnout Space may be released by Escrow Agent upon (i) the joint direction of Seller and Purchaser accompanied by final mechanics lien waivers for all labor and materials for which payment is being requested, properly executed by all contractors and subcontractors, all in such form and content as required to release and waive all lien rights under applicable Arkansas mechanic’s lien statutes and as required by Chicago Title Insurance Company (“CTIC”) to obtain an ALTA Form B Owners Title Insurance Policy waiving all mechanic’s and materialmen’s liens and such other documents required to satisfy or waive any and all contingencies set forth in the applicable lease to receive the tenant improvement allowance, (ii) a later date of any loan policy issued by CTIC to any lender of Purchaser, covering the date of disbursements with all exceptions pertaining to mechanic’s and materialmen’s liens waived or insured over to the satisfaction of Purchaser, (iii) a certificate of occupancy for the individual Earnout Space, and (iv) an estoppel certificate from the tenant of the Earnout Space, indicating that there are no punchlist or other incomplete construction items to be performed by Seller. Only one (1) disbursement will be made by the Escrow Agent for each Earnout Space. The portion of the Tenant Improvement Deposit attributable to a particular Earnout Space may not be reallocated by Seller to a different Earnout Space. Any portion of the Tenant Improvement Deposit remaining on the Termination Date (as defined in Section 6 below) shall be released to Purchaser and all accrued interest shall be disbursed to Seller.

(b) Leasing Commissions Deposit. That portion of the Escrow Deposit identified as the sum of $9,912.00 is hereby referred to as the “Leasing Commissions Deposit.” The Leasing Commissions Deposit is a reserve for leasing/brokerage commissions attributable to the Earnout Spaces as shown on Exhibit A. Portions of the Leasing Commissions Deposit attributable to the above referenced Earnout Spaces shall be released to Seller from the Escrow Deposit by Escrow Agent at such time as (a) execution of a lease of a portion of the Earnout Space approved by Purchaser, (b) satisfaction or waiver or any and all contingencies to the effectiveness of such lease and (c) notice to Purchaser; then the Escrow Agent shall disburse to Seller (or directly to the broker(s) if so directed by Seller) one-half (1/2) of the portion of the Leasing Commissions Deposit allocable to such Earnout Space.  If and at such time as rent commences under such lease and Purchaser has received the first month’s rent under such lease; then the Escrow Agent shall disburse to Seller (or directly to the broker(s) if so directed by Seller) the other one-half (1/2) of the portion of the Leasing Commissions Deposit allocable to such Earnout Space. The portion of the Leasing Commissions Deposit attributable to a particular Earnout Space may not be reallocated by Seller to a different Earnout Space. Any portion of the Leasing Commissions Deposit remaining on the Termination Date shall be released to Purchaser and all accrued interest shall be disbursed to Seller.

(c) Real Estate Tax Deposit. That portion of the Escrow Deposit identified as the sum of $116,718.60 is hereby referred to as the “Real Estate Tax Deposit.” The Real Estate Tax Deposit is to pay for the real estate taxes for the Property for calendar year 2013 ($101,785.42) and the portion of calendar year 2014 for which Seller owns the Property (January 1, 2014 – the date prior to the date hereof)($14,933.18). Applicable portions of the Real Estate Tax Deposit shall be released to Purchaser from the Escrow Deposit by Escrow Agent upon Purchaser providing evidence to the Escrow Agent and Seller that the real estate taxes for calendar year 2013 and/or 2014 have been paid to the applicable governmental authority. Any portion of the Real Estate Tax Deposit remaining on the Termination Date and all accrued interest shall be released to Seller.

(d) Parking Garage Repairs Deposit. That portion of the Escrow Deposit identified as the sum of $227,000.00 is hereby referred to as the “Parking Garage Repairs Deposit.” Seller shall, at Sellers sole cost and expense and in accordance with the terms of this Agreement, complete, or cause to be completed, the repairs to the parking garage located on the Property (the “Garage”) listed on Exhibit B attached hereto and made a part hereof (collectively, the “Garage Repairs”). Seller is responsible for and shall complete the Garage Repairs in accordance with all applicable laws, rules and regulations and good construction practices. Seller shall Finally Complete (defined below) the Garage Repairs no later than one hundred twenty (120) days following the date hereof (the “Completion Date”). Time is of the essence in Seller’s completion of the Garage Repairs. The time for Seller to complete the Garage Repairs shall be extended, however, by a period equal to the period of any delay, if any, caused by or resulting from an Act of God, war, civil commotion, fire, other casualty, unusually severe weather, general shortages of labor or materials or other matters beyond the reasonable control of Seller (collectively, “Force Majeure Events”); provided, however, that such extension shall not exceed sixty (60) days. The Garage Repairs shall be deemed “Finally Complete” on the date that all of the following conditions are satisfied: (i) Purchaser receives properly executed final lien waivers for the Garage Repairs performed; (ii) Purchaser receives a certificate from Seller’s civil engineer certifying to Purchaser that the Garage Repairs have been completed; and (iii) Purchaser inspects the Garage Repairs to determine if they were performed in a manner reasonably satisfactory to Purchaser (Purchaser shall have ten (10) business days after receipt of the documents referenced in (i) and (ii) immediately above to inspect the Garage Repairs to either approve or disapprove that they are Finally Complete). If Purchaser fails to inspect and/or approve (or disapprove) the Garage Repairs as Finally Complete within ten (10) business days following its receipt of the above-described documents, then the Garage Repairs shall be deemed Finally Complete. Escrow Agent shall make disbursements of the Parking Garage Repairs Deposit to Seller not more frequently than one time per month, with each draw request (including properly executed lien waivers and supporting documentation reasonably acceptable to Purchaser) for an amount equal to 90% of the costs incurred (i.e., 10% retainage). Seller shall simultaneously deliver to Purchaser a copy of each such draw request. In addition to the above requirements for a draw request, the final draw request must be accompanied by a final lien waiver from Seller's contractor (on behalf of itself and its subcontractors), a certification addressed to Purchaser from Seller's engineer that the Garage Repairs are Finally Complete, and evidence that all necessary governmental approvals and/or permits, if applicable, have been obtained. Purchaser shall have ten (10) days after receipt of Seller’s draw requests to review and deliver to Escrow Agent written approval thereof, which approval shall not be unreasonably withheld, conditioned or delayed. If Purchaser fails to respond to Escrow Agent in said ten (10) day period, it shall be deemed to have approved such draw request. Escrow Agent shall have three (3) business days after receipt from Purchaser of such approved draw request (or deemed approved draw request) to disburse to Seller such approved draw request (disbursement of the final draw request is to include any retainage amount). If Seller is able to Finally Complete the Garage Repairs by the Completion Date, as the same may be extended by Force Majeure Events as described above, in a manner reasonably acceptable to Purchaser and if there is excess funds remaining in the Parking Garage Repairs Deposit after payment of all of the costs to Finally Complete the Garage Repairs, then Escrow Agent shall remit such excess to Seller at the time the final disbursement is made. If Seller fails to Finally Complete the Garage Repairs by the Completion Date, as the same may be extended by Force Majeure Events as described above, then Escrow Agent shall remit the remaining Parking Garage Repairs Deposit to Purchaser and all accrued interest shall be disbursed to Seller.

(e) Incorporation and Restatement of Agreement. All of the terms and conditions of the Agreement are incorporated herein by reference and shall survive the close of escrow of the transaction contemplated by the Agreement. The parties agree that to the extent there are inconsistencies between the requirements set forth in the Agreement and this Escrow Agreement, the terms of this Escrow Agreement shall control. Nothing in this Escrow Agreement shall be deemed to amend the terms of the Agreement with respect to the amounts that are due to either party as calculated by the terms of the Agreement.

3. Disputes. In the event either party objects to the disbursement of the Escrow Deposit as provided above, the Escrow Agent shall have the right, at its option, either (a) to hold the Escrow Deposit in escrow pending resolution of such objection by mutual agreement of the parties or by judicial resolution of same or (b) to disburse the Escrow Deposit into the registry of the court having jurisdiction over such objection. After any disbursement of the Escrow Deposit under the terms of this Escrow Agreement, Escrow Agent’s duties and obligations hereunder shall cease. In the event of any dispute regarding disbursement of the Escrow Deposit, the party ultimately receiving the Escrow Deposit after resolution of such dispute shall be entitled to receive from the other party all the prevailing party’s costs and expenses incurred in connection with the resolution of such dispute including, without limitation, all court costs and reasonable attorney’s fees.

4. Permitted Investments. The Escrow Agent agrees to invest the Escrow Deposit in Permitted Investments, as hereinafter defined. The Escrow Agent shall not invest the Escrow Deposit in any investment that would require the Escrow Agent to pay a penalty for early withdrawal to pay a monthly disbursement. Interest earned on the Escrow Deposit shall be paid to Seller. For tax purposes, interest earned on the escrowed funds shall be for the account of Seller. The term "Permitted Investments" means:

(i)	Government Obligations as hereinafter defined;

(ii)	Negotiable or non-negotiable certificates of deposit and time deposits (including Eurodollar certificates of deposit), maturing within ninety (90) days from the date of acquisition, issued by a federally chartered bank having at least $10 billion in total assets (an "Approved Bank"); and

(iii)	money market funds of Chase Manhattan Bank or Bank of America, N.A.
The term "Government Obligations" means (a) direct obligations of the United States of America for the payment of which the full faith and credit of the United States of America is pledged, or (b) obligations issued by a person controlled or supervised by and acting as an instrumentality of the United States of America, the payment of the principal of, premium, if any, and interest on which is fully guaranteed as a full faith and credit obligation of the United States of America (including any securities described in (a) or (b) above in this sentence issued or held in book-entry form on the books of the Department of the Treasury of the United States of America), which obligations, in either case, are not subject to redemption prior to maturity at less than par by anyone other than the owner

5. Costs. The costs of administration of this Escrow Agreement by Escrow Agent shall be paid by Seller. This Escrow Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, principals, successors and assigns and shall be governed and construed in accordance with the laws of the State of Illinois. No modification, amendment or waiver of the terms hereof shall be valid or effective unless in writing and signed by all of the parties hereto. This Escrow Agreement may be executed in multiple counterpart originals, each of which shall be deemed to be and shall constitute an original. If there is any conflict between the terms of this Escrow Agreement and the terms of the Agreement, the terms of the Agreement shall control in all events.

6. Termination Date. The Termination Date of this Escrow Agreement is the date which is twenty-five (25) months hereof with respect to the Tenant Improvement Deposit and the Leasing Commissions Deposit and shall be twenty (20) months hereof with respect to the Real Estate Tax Deposit.

7. No Waiver. No delay or leniency of Purchaser in requiring strict performance of the terms and conditions hereof shall constitute a waiver of its rights hereunder.

8. No Pledge or Encumbrance. Seller shall not, pledge, assign or grant any security interest in the Escrow Deposit nor permit any lien or encumbrance to attach thereto.

9. Notices. All notices, payments, requests, reports, information or demands which any party hereto may desire or may be required to give to any other party hereunder, shall be in writing and shall be personally delivered or sent by telefax (answer back received), or by overnight courier, and sent to the party at its address appearing below or such other address as any other party shall hereafter inform the other party hereto by written notice given as aforesaid:

If to Seller to:

SPC Park Avenue Limited Partnership and SPC Condo Limited Partnership

Attention: James E. Strode

5950 Berkshire Lane, Suite 875

Dallas, Texas 75225

Telephone No.: (214) 361-6900

Telefax No.: (214) 361-0049

with a copy to:	Condon, Thornton, Sladek and Harrell LLP Attention: Steven Thornton, Esq. 8080 Park Lane, Suite 700 Dallas, Texas 75231 Telephone No.: (214) 691-6305 Telefax No.: (214) 691-6311

If to the Purchaser to:	IREIT Little Rock Park Avenue, L.L.C. Attention: Matt Tice 2901 Butterfield Road Oak Brook, IL 60523 Telephone No.: (630) 218-8000 Telefax No.: (972) 930-0222

With copy to:	The Inland Real Estate Group, Inc. Attention: Brett Smith 2901 Butterfield Road Oak Brook, IL 60523 Telephone No.: (630) 218-8000, ext. 2885 Telefax No.: (630) 218-4900

If to Escrow Agent:	Chicago Title Insurance Company Attention: Nancy Castro 10 S. LaSalle, Suite 3100 Chicago, IL 60603 Telephone No.: (312) 223-2709 Telefax No.: (312) 223-2108

Except as otherwise specified herein, all notices and other communications shall be deemed to have been duly given on the first to occur of (i) the date of delivery if delivered personally, or (ii) on the date of deposit with the overnight courier if sent by overnight courier or the date of the telefax, if give by telefax. Any party may change its address for purposes hereof by notice to the other. All notices hereunder and all documents and instruments delivered in connection with this transaction or otherwise required hereunder shall be in the English language. Each party shall be entitled to rely on all communications which purport to be on behalf of the party and purport to be signed by an authorized party or the above indicated attorneys. A failure to send the requisite copies does not invalidate an otherwise properly sent notice to Seller and/or Purchaser.

10. Counterparts. This Escrow Agreement may be executed in counterparts and shall constitute an agreement binding on all parties notwithstanding that all parties are not signatories of the original or the same counterpart. Furthermore, the signatures from one counterpart may be attached to another to constitute a fully executed original. The Escrow Agreement may be executed by facsimile.

11. Governing Law, Jurisdiction and Venue. This Agreement shall be governed by and construed and enforced in accordance with the substantive laws of the State of Illinois without regard to Texas conflict of laws principles. If any term or provision of this Agreement shall be determined to be illegal or unenforceable, all other terms and provisions hereof shall never the less remain effective and shall be enforced to the fullest extent permitted by applicable law, and in lieu such illegal or unenforceable provisions there shall be added automatically as part of this Agreement a provision as similar in terms to such invalid, illegal or unenforceable provision as may be possible and be valid, legal and enforceable.

12. Binding Effect. This Escrow Agreement and all the covenants, promises and agreements contained herein shall be binding upon and inure to the benefit of the respective legal representatives, personal representatives, devisees, heirs, successors and assigns of Seller and Purchaser.

[signatures begin on following page]

SIGNATURE PAGE FOR ESCROW AGREEMENT

SELLER:

SPC PARK AVENUE LIMITED PARTNERSHIP, a Delaware limited partnership

By:	Park Avenue GP, LLC, a Delaware limited liability company, its general partner

	By:	/s/ M. Adam Richey
M. Adam Richey, Manager

SPC CONDO LIMITED PARTNERSHIP, a Delaware limited partnership

By:	Condo GP, LLC, a Delaware limited liability company, its general partner

	By:	/s/ M. Adam Richey
M. Adam Richey, Manager

PURCHASER:

IREIT PARK AVENUE LITTLE ROCK, L.L.C. a Delaware limited liability company

By:	Inland Real Estate Income Trust, Inc., a Maryland corporation, its sole member

	By:	/s/ David Z. Lichterman
	Name:	David Z. Lichterman
	Title:	Treasurer and Chief Accounting Officer

ESCROW AGENT:

CHICAGO TITLE INSURANCE COMPANY

By:	/s/ Andres R. Bardesos
Its:	Andres R. Bardesos
Title:	Escrow Officer

EXHIBIT A

EARNOUT SPACES

EXHIBIT B

PARKING GARAGE REPAIRS